SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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HEARTLAND FINANCIAL USA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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                 April 7, 2010

Dear Fellow Stockholder:

You are cordially invited to attend the annual stockholders’ meeting of Heartland Financial USA, Inc. to be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on Wednesday, May 19, 2010, at 6:00 p.m. The accompanying notice of the annual meeting of stockholders and proxy statement discuss the business to be conducted at the meeting. A copy of our 2009 Annual Report to Stockholders is also enclosed. At the meeting, we will report on operations and the outlook for the year ahead.

At the meeting, you will be asked to approve a number of matters we are proposing.  Our Compensation/Nominating Committee has nominated three persons to serve as Class II directors and the Board of Directors recommends that you vote your shares for each of the director nominees. Our Audit/Corporate Governance Committee has selected, and we recommend that you ratify the selection of KPMG LLP to continue as our independent registered public accounting firm for the year ending December 31, 2010. Finally, we are asking for your approval, in a nonbinding vote, of the compensation to our executive officers as outlined in the attached proxy statement.

We encourage you to attend our annual meeting in person and enjoy fellowship with other stockholders at the reception following our meeting. Whether or not you plan to attend, however, please complete, sign and date the enclosed proxy and return it in the accompanying postage-paid return envelope as promptly as possible. This will ensure that your shares are represented at the meeting.

         I look forward with pleasure to seeing you and visiting with you at the meeting.

                 Very best personal wishes,

                                       /s/ Lynn. B. Fuller

                 Lynn B. Fuller
                 Chairman of the Board

1398 Central Avenue · Dubuque, Iowa 52001 · (563) 589-2100

We especially ask you to join the directors and other fellow stockholders for cocktails and hors d’oeuvres at a reception following the meeting. In order to comfortably accommodate all stockholders, we ask that you please return the enclosed reservation card. Doing so will allow us to have a nametag prepared for each attendee. This reception will be held at our corporate headquarters located in the main bank building of Dubuque Bank and Trust Company, 1398 Central Avenue, Dubuque, Iowa, beginning at approximately 7:00 p.m. You need not attend the annual meeting in order to attend the reception.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2010

TO THE STOCKHOLDERS:

The annual meeting of stockholders of HEARTLAND FINANCIAL USA, INC. will be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on Wednesday, May 19, 2010, at 6:00 p.m., for the purpose of considering and voting upon the following matters:

1.	to elect three Class II directors;
2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;
3.	to approve a non-binding, advisory proposal on compensation to executive officers; and
4.	to transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

The Board of Directors is not aware of any other business to come before the meeting. Stockholders of record at the close of business on March 22, 2010, are the stockholders entitled to vote at the meeting and any adjournments or postponements of the meeting. Whether or not you plan to attend the meeting, please vote your shares promptly to ensure they are represented at the meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

                By order of the Board of Directors

                                       /s/ Lois. K. Pearce

                Lois K. Pearce
                Secretary
Dubuque, Iowa
April 7, 2010

Important: The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2010:  The Proxy Statement and Annual Report to Stockholders are available at  www.htlf.com.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Heartland Financial USA, Inc. of proxies to be voted at the annual meeting of stockholders to be held at the Grand River Center located at 500 Bell Street, Dubuque, Iowa, on Wednesday, May 19, 2010, at 6:00 p.m. local time, or at any adjournments or postponements of the meeting. We first mailed this proxy statement and proxy card on or about April 7, 2010.

Heartland Financial USA, Inc., a Delaware corporation, is a diversified financial services holding company headquartered in Dubuque, Iowa. We offer full-service community banking through ten bank subsidiaries with a total of 61 banking locations in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota. In addition, we have a subsidiary in the consumer finance business. Our primary strategy is to increase profitability and diversify our market area and asset base by expanding existing subsidiaries through acquisitions.

Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the annual meeting. The following information regarding the meeting and the voting process is presented in a question and answer format.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on March 22, 2010, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning the matters to be voted upon to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder designated on the proxy card as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card: this will ensure that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

You are being asked to vote on three matters proposed by our Board of Directors:  to elect three Class II directors of Heartland for a term expiring in 2013; to ratify the selection of KPMG LLP to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and to approve, by a non-binding advisory vote, the compensation to our executive officers as described in this proxy statement. Our Board of Directors recommends that you vote FOR each of these proposals. These matters are more fully described in this proxy statement. We are not aware of any other matters that will be voted on at the annual meeting. However, if any other business properly comes before the meeting, the persons named as proxies for shareholders will vote on these matters in a manner they consider appropriate.

How do I vote?

You may vote either by mail or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “for” all nominees named in this proxy statement, “for” the ratification of our independent registered public accounting firm and “for” the approval of Heartland executives’ compensation as described in the Compensation Discussion and Analysis.

If you want to vote in person, please come to the meeting. Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a separate proxy from your broker in order to vote in person at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign and return ALL proxy cards to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker’s responsibility to vote your shares for you in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers may generally vote in their discretion on behalf of their customers on routine matters, such as the ratification of KPMG LLP as our independent registered public accounting firm and the non-binding advisory vote to approve the compensation of our executives, but cannot vote on non-routine matters, such as the election of directors, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on matters on which your broker does not have discretionary authority to vote, your broker will return the proxy form to us, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as described below under “How many votes are needed for approval of each proposal?” Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy with a later date and returning that proxy to Ms. Lois K. Pearce, Secretary, Heartland Financial USA, Inc., 1398 Central Avenue, Dubuque, Iowa 52001;
•	sending notice to us that you are revoking your proxy; or
•	voting in person at the meeting.

If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many votes do we need to hold the annual meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting;
•	has properly submitted a signed proxy card or other proxy.

On March 22, 2010, there were 16,357,874 shares of common stock issued and outstanding. Therefore, at least 8,178,938 shares need to be present at the annual meeting in order to hold the meeting and conduct business.

What happens if a nominee is unable to stand for election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than three nominees. The Board has no reason to believe any nominee will be unable to stand for election.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director. You may vote “for,” “against” or “abstain” on any other proposal that may properly be brought before the meeting.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date.

How many votes are needed for each proposal?

The directors are elected by a plurality and the three individuals receiving the highest number of votes cast “for” their election will be elected as directors of Heartland. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote.

The vote on our executive compensation is advisory and will not be binding upon Heartland or the Board of Directors. However, the Compensation/Nominating Committee of the Board will consider the extent of approval in establishing our compensation plan for subsequent years.

Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter. So long as a quorum is present, broker non-votes will have no effect on the outcome of the matters to be taken up at the meeting.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the SEC by the fourth business day after the meeting (May 25, 2010).

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors and employees of Heartland or its subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PROPOSAL 1—ELECTION OF DIRECTORS

At the annual meeting to be held on May 19, 2010, you will be entitled to vote for three Class II directors for terms expiring in 2013. The Board of Directors is divided into three classes of directors having staggered terms of three years. All three of the nominees for election as Class II directors are incumbent directors. We have no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees become unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

Set forth below is information concerning the nominees for election and for the other directors whose terms of office will continue after the meeting, including the age, year first elected a director and business experience of each during the previous five years. The nominees for Class II directors, if elected at the annual meeting, will serve for a three-year term expiring in 2013. The Board of Directors recommends that you vote your shares FOR each of the nominees.

NOMINEES
Name (Age)	Director Since	Principal Occupation and Business Experience
CLASS II (Term Expires 2010)
Mark C. Falb (Age 62)	1995
Vice Chairman of the Board of Heartland since 2001; Chairman of the Board (since 2001) and Director (since 1984) of Dubuque Bank and Trust; Director of Citizens Finance since 1997; Chairman of the Board and Chief Executive Officer of Westmark Enterprises, Inc. and Kendall/Hunt Publishing Company since 1993.

John K. Schmidt (Age 50)	2001
Executive Vice President (since 1991), Chief Operating Officer (since 2004) and Chief Financial Officer (since 1991) of Heartland; Director (since 1999), Vice Chairman of the Board (since 2004), President and Chief Executive Officer (1999-2004) of Dubuque Bank and Trust; Director and Vice Chairman of the Board of Galena State Bank and Riverside Community Bank since 2004; Director and Vice Chairman of the Board (2004-2007) of First Community Bank; Director (since 2003) and Treasurer (since 1994) of Citizens Finance.

James R. Hill (Age 58)	2007	President of Hill Companies, LLC since 2006; Director and Chairman of the Board of Summit Bank & Trust since 2006.

CONTINUING DIRECTORS
Name (Age)	Director Since	Principal Occupation and Business Experience
CLASS III (Term Expires 2011)
James F. Conlan (Age 46)	2000
Director of Dubuque Bank and Trust since 1999; Director of Citizens Finance since 2001; Partner (since 1996) and Member of Executive Committee (since 2005) of Sidley Austin LLP; Vice Chairman (2000-2006) and Co-Chairman of the Firm-wide Corporate Reorganization Practice (since 2006) of Sidley Austin LLP. Mr. Conlan’s spouse is Mr. Fuller’s sister.

Thomas L. Flynn (Age 54)	2002
Vice Chairman of the Board of Heartland since 2005; Director (since 2000) and Vice Chairman of the Board (since 2006) of Dubuque Bank and Trust; Director of Citizens Finance since 2002; President and Chief Executive Officer (since 1999) and Chief Financial Officer (since 1977) of Flynn Ready-Mix Concrete Co.

CLASS I (Term Expires 2012)
Lynn B. Fuller (Age 60)	1987
Chairman of the Board (since 2000), President (since 1990) and Chief Executive Officer (since 1999) of Heartland; Director (since 1984) and Vice Chairman of the Board (since 2000) of Dubuque Bank and Trust; Director (1992-2004) and Vice Chairman of the Board (2001-2004) of Galena State Bank; Director (1994-2004) and Vice Chairman of the Board (2001-2004) of First Community Bank; Director (1995-2004) and Vice Chairman of the Board (2001-2004) of Riverside Community Bank; Director (since 1997) and Vice Chairman of the Board (since 2001) of Wisconsin Community Bank; Director (since 1998) and Vice Chairman of the Board (since 2001) of New Mexico Bank & Trust; Director and Vice Chairman of the Board of Arizona Bank & Trust since 2003; Director and Vice Chairman of the Board of Rocky Mountain Bank since 2004; Director and Vice Chairman of the Board of Summit Bank & Trust since 2006; Director and Vice Chairman of the Board of Minnesota Bank & Trust since 2008; Director, Chairman of the Board and President of Citizens Finance since 1994.

John W. Cox, Jr. (Age 62)	2003
Director of Galena State Bank since 1998; Attorney at Law; Partner of Cox & Ward P.C. (1998 -2007); Sole Practitioner of Cox Law Offices since 2007; Vice President of External Affairs and General Counsel for Jo-Carroll Energy since 2007; In-House Counsel for the City of Galena, Illinois since 2008.

James F. Conlan. Mr. Conlan is a graduate of the University of Iowa College of Law, receiving his JD with Honors in 1988. Upon graduation, Mr. Conlan joined the law firm of Sidley Austin LLP, where he became a partner in 1996, Vice Chairman of the firm-wide Corporate Reorganization Practice in 2000, member of the Executive Committee in 2005 and Co-Chairman of the firm-wide Corporate Reorganization Practice in 2006. Sidley Austin LLP is one of the largest law firms in the world.  Mr. Conlan brings to the Board considerable expertise in complex financial transactions, particularly associated with workout transactions, and the legal implications of those transactions.

John W. Cox, Jr.  Mr. Cox is a graduate of John Marshall Law School of Chicago, receiving his JD (cum laude) in 1975. Mr. Cox is sole practitioner in Cox Law Offices in Galena, Illinois, and a former Member of the U.S. House of Representatives from Illinois’ 16th District. During his term in the U.S. Congress, Mr. Cox served on the House Banking and Finance Committees. Mr. Cox also served as State’s Attorney for Jo Daviess County, Illinois. Currently, Mr. Cox serves as Vice President of External Affairs and General Counsel for Jo-Carroll Energy and as in-house counsel for the City of Galena. Mr. Cox has significant knowledge of, and contacts with community leaders in, the markets we serve in Northern Illinois, Eastern Iowa and Southwestern Wisconsin, as well as working knowledge of the legal consequences of banking decisions.

Mark C. Falb.  Mr. Falb is a graduate of the University of Iowa and a certified public accountant (inactive). Mr. Falb was employed in an executive role with the Wm. C. Brown Company Publishers for nearly 20 years until a majority of the company was sold in 1992. He has served as Chairman and Chief Executive Officer of Westmark Enterprises, a real estate development company, and Kendall/Hunt Publishing, a publisher of textbooks for both the Pre-K-12th grade market and higher education market. Mr. Falb brings considerable experience in executive management of nationally based organizations and in finance and financial accounting and has significant contacts and is considered a community leader in the Dubuque, Tri-State area that is our primary market.

Thomas L. Flynn.  Mr. Flynn obtained a BA degree in accounting and finance from Loras College and an MBA degree from the University of Dubuque. Mr. Flynn was elected to the Iowa State Senate in 1994, where he served two full terms. During his terms as State Senator, he served on various committees, including the Senate Appropriations Committee; Administration and Regulation Budget Subcommittee; Commerce, Ways and Means Committee; and the Small Business, Economic Development & Tourism Committee. Mr. Flynn is an owner of a concrete and construction materials firm with locations in Iowa, Illinois and Wisconsin. He also previously served for ten years as an adjunct faculty member in the business department at Clarke College in Dubuque, Iowa. In addition to expertise in accounting and finance, Mr. Flynn brings considerable small business expertise, business contacts in our principal market and skill in governance.

Lynn B. Fuller.  Mr. Fuller graduated from the University of Dubuque and obtained an MBA from the University of Iowa. He joined Dubuque Bank and Trust in 1971 and remained with the bank until 1976 when he entered an officer-training program at First National Bank of St. Paul. He has held various executive positions within Heartland and its subsidiaries since his return in 1978. Mr. Fuller has the deepest knowledge and understanding of Heartland, and the most extensive experience in the banking business, of any director, with not only hands on operational experience, but with decades of experience in all aspects of commercial banking.

James R. Hill.  Mr. Hill graduated from the University of Western Ontario and obtained an MBA from the York University. He is president of Hill Companies, LLC, a real estate investment company located in Englewood, Colorado. Prior to forming Hill Companies, Mr. Hill was an executive officer with Trizec Corporation, Ltd., a leading Canadian real estate development company.  Mr. Hill is a founding investor and director of Summit Bank & Trust in Broomfield, Colorado. Mr. Hill has broad experience in real estate development and lending, particularly in one of our newest geographic markets.

John K. Schmidt.  Mr. Schmidt is a graduate of the University of Northern Iowa and an inactive holder of the certified public accountant certification. Before joining Dubuque Bank and Trust in 1984, Mr. Schmidt was employed by the Office of the Comptroller of the Currency and Peat Marwick Mitchell, currently known as KPMG LLP, in Des Moines, Iowa. He has held various executive positions within Heartland and its subsidiaries. Mr. Schmidt has the deepest experience in bank financial accounting management of any of our directors, as well as experience with a federal banking regulator.

All of our directors will hold office for the terms indicated, or until their respective successors are duly elected and qualified. There are no arrangements or understandings between Heartland and any other person pursuant to which any of our directors have been selected for their respective positions. With the exception of Mr. Conlan, who is the brother-in-law of Mr. Fuller, no member of the Board of Directors is related to any other member of the Board.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Our Board of Directors

There are currently seven members of the Board of Directors of Heartland. Although it is the responsibility of Heartland’s officers to manage day-to-day operations, the Board oversees our business and monitors the performance of our management.

Independence. Our Board has determined that each of Messrs. Falb, Cox, Flynn and Hill (57% of our Board members) are “independent” directors as defined in the rules of the NASDAQ Stock Market and the rules and regulations of the Securities and Exchange Commission. Mr. Fuller and Mr. Schmidt are not independent because they are executive officers of Heartland. Because of his familial relationship with an executive officer, our Board determined that Mr. Conlan is not independent, although it also determined that Mr. Conlan discharges his duties in the manner of an independent director. In considering the independence of the directors, our Board reviewed questionnaires prepared by each director, reviewed its own records of transactions with directors and inquired of directors whether they or any member of their immediate family had engaged in any transaction with us, other than a depositary or lending transaction made in the ordinary course of business.

Meetings.  Our directors meet on at least a quarterly basis, or as needed at special meetings held from time to time. During 2009, the Board of Directors held four regular meetings and six special meetings. All directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served in 2009.

The independent directors are offered the opportunity at each meeting of the Board of Directors to meet without Messrs. Fuller, Schmidt and Conlan in attendance. During 2009, the independent directors met in such capacity two times. At the request of the independent directors, Mr. Conlan attended both meetings. Each of our Audit/Corporate Governance Committee and our Compensation/Nominating Committee consists solely of independent directors and these committees also meet in conjunction with most regular Board meetings.

It is Heartland’s policy that all directors be in attendance at annual meetings unless excused by the Chairman of the Board. In 2009, all seven of our directors attended the annual meeting in person.

Board Leadership.  Under our bylaws, the Chairman of the Board presides at meetings of the Board at which he is in attendance. Mr. Fuller, our Chief Executive Officer, has been Chairman of our Board of Directors since 2000. Mr. Fuller, as the director with the most knowledge of banking operations and of Heartland’s business, is the director most capable of leading discussions on important matters affecting Heartland, including formulation and implementation of corporate strategy.  Further, our Board believes that Mr. Fuller’s role as Chairman creates a firm link with management and a clear indication of management authority, and causes the Board to function more effectively and efficiently. Our Board believes that our performance over Mr. Fuller’s tenure, including during the recession of the past two years, reflect the effectiveness of his leadership and his goal of advancing Heartland’s interests over his personal gain.

Although Mr. Falb, the Chairman of both our Audit/Corporate Governance Committee and our Compensation/Nominating Committee, has not been formally designated as the “lead director,” he chairs and assists in setting the agenda for executive sessions of the Board, as well as regularly interacts with Mr. Fuller to convey concerns of the directors and to assist with the full agenda for Board meetings.

Risk Management.  Heartland has historically delegated some portion of the risk management function for traditional bank products to its subsidiary banks, and the role of management of Heartland has traditionally been to oversee and audit this function and to manage risk on an enterprise-wide basis for assets and liabilities, such as securities, bank borrowings and interbank transactions, that it offers on an enterprise-wide basis. More recently, Heartland has taken a more active role in managing risk for traditional lending products and depository products on an enterprise basis and has established a risk management function at Heartland, as well as a senior risk officer responsible for risk management.

While Heartland believes that risk management is the responsibility of every employee, the management of each subsidiary bank is accountable to both the bank’s Board, and to management of Heartland for risk management, and Heartland’s senior management is ultimately accountable to the Board of Directors and Heartland’s stockholders. The Heartland Board of Directors oversees planning and responding to risks arising from changing business conditions or the initiation of new activities or products. The Heartland Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities. The Board of Directors receives periodic reviews of Heartland’s risk management programs and approves risk oversight and controls based upon reporting from management. The Compensation/Nominating Committee identifies, reviews and oversees risk created by Heartland’s executive benefit programs and employee compensation plans.

Management of Heartland has direct oversight and involvement in risk management via reporting and regular cross-functional communications. This is primarily accomplished through a committee structure in which individual committees comprised of Heartland management personnel are assigned primary responsibility for monitoring and managing a particular type of risk associated with Heartland’s operations, including credit risk, liquidity risk, market risk, operational risk, reputational risk, compliance risk and business strategy risk. Typically, the chair of each committee will be the member of management primarily responsible for managing the committee’s assigned category of risk. The individual committee provides oversight and ensures objectivity. The committees also approve primary policies, set risk limits and tolerances, and monitor results. The Board believes that this committee structure enables management to assess all risk types with a more holistic perspective and manage and monitor the most material risks as close as reasonably possible to the level where functional decisions are made.

Committees of the Board

Audit/Corporate Governance Committee. Currently, the members of the Audit/Corporate Governance Committee are Messrs. Falb, Cox, Flynn and Hill, each of whom is an “independent” director under the listing standards of the Nasdaq Stock Market and the rules and regulations of the SEC. The Board of Directors has determined that each member of the Audit/Corporate Governance Committee qualifies as, and should be named as, an “audit committee financial expert” as set forth in the rules and regulations of the Securities and Exchange Commission. The Board based this decision on the educational background and experience of Mr. Falb and Mr. Flynn in financial accounting, of Mr. Hill in business administration and of Mr. Cox in law, and the experience of each of these committee members as executive officers of other companies and other relevant experience using and analyzing financial statements.

The Audit/Corporate Governance Committee charter can be found under the investor relations section of our website, www.htlf.com. The primary duties and functions of the Audit/Corporate Governance Committee are to:

•	monitor the integrity of the financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;
•	retain, oversee, review and terminate our independent registered public accounting firm and pre-approve all services performed by the independent registered public accounting firm;
•	provide an avenue of communication among the independent registered public accounting firm, management, the internal audit function and the Board of Directors;
•	encourage adherence to, and continuous improvement of, our policies, procedures and practices at all levels;
•	review areas of potential significant financial risk; and
•	monitor compliance with legal and regulatory requirements and establish appropriate corporate governance policies for Heartland.

       The Audit/Corporate Governance Committee’s duties and functions are set forth in more detail in its charter.

Mr. Falb has served as Chairman of the Audit/Corporate Governance Committee since 2001. During 2009, the Audit/Corporate Governance Committee met five times. To promote independence of the audit function, the Audit/Corporate Governance Committee consults both separately and jointly with our independent registered public accounting firm, internal auditors and management.

The report of the Audit/Corporate Governance Committee is contained on page 28 of this proxy statement and the processes used by the Audit/Corporate Governance Committee to approve audit and nonaudit services are described on page 28 of this proxy statement under the caption “Relationship With Independent Registered Public Accounting Firm--Audit/Corporate Governance Committee Pre-Approval Policy.”

Compensation/Nominating Committee.  The Compensation/Nominating Committee currently consists of Messrs. Falb, Cox, Flynn and Hill, each of whom is an “independent” director as defined by listing requirements of the Nasdaq Stock Market, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non employee” director under Section 16 of the Securities Exchange Act of 1934. Mr. Falb has served as Chairman of the Compensation/Nominating Committee since 2001.

The charter of the Compensation/Nominating Committee can be found under the investor relations section of our website, www.htlf.com. The primary duties and functions of the Compensation/Nominating Committee are to:

•	discharge the responsibilities of the Board of Directors relating to the compensation of our executive officers;
•	evaluate and make recommendations to the Board of Directors relating to the compensation of individuals serving as directors;
•
direct the creation of and approve the annual compensation discussion and analysis on executive compensation for inclusion in our proxy statement in accordance with all applicable rules and regulations;

•	identify individuals qualified to become members of the Board of Directors and select such individuals as director nominees for the next annual meeting of stockholders; and
▪	discharge the responsibilities assigned to it under the TARP Capital Purchase Program of the United States Department of the Treasury (as described more fully below).

       The Compensation/Nominating Committee meets as often as necessary to evaluate the performance of the named executive officers, to determine salaries and bonuses for the coming year and to consider and approve any grants under incentive compensation programs. The Compensation/Nominating Committee also meets at least twice a year with the senior risk officers of Heartland to discuss and review executive compensation programs to ensure performance of the risk assessment discussed in the Compensation Discussion and Analysis section of this proxy statement. The Compensation/Nominating Committee held five meetings in 2009.

The Compensation/Nominating Committee’s duties and functions are set forth in more detail in its charter. The process used by the committee in evaluating and determining executive compensation is described under the caption “Executive Officers and Directors Compensation--Compensation Discussion and Analysis” on pages 13 to 24 of this proxy statement and the report of the Compensation/Nominating Committee is contained on pages 25 and 26 of this proxy statement.

Director Nominations and Qualifications

In carrying out its nominating function, the Compensation/Nominating Committee evaluates all potential nominees for election, including incumbent directors, Board nominees and stockholder nominees, in the same manner. We are not currently seeking new candidates to serve on the Board and we did not receive any stockholder nominations for the 2010 annual meeting.  The Compensation/Nominating Committee believes that, at a minimum, potential directors should have the highest personal and professional ethics, integrity and values, a sufficient educational and professional background that enables them to understand our business, exemplary management and communications skills, demonstrated leadership skills, sound judgment in his or her professional and personal life, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our code of conduct. Additionally, no nominee can be eligible for election or re-election as a director if, at the time of such election, such person is 70 or more years of age. Each nominee must also be willing to devote sufficient time to carrying out his or her Board duties and responsibilities effectively. Although our Compensation/Nominating Committee considers diversity, including diversity of experience, gender and ethnicity, in nominations, it does not have a formal diversity policy.

The Compensation/Nominating Committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and whether they are “independent” in accordance with Nasdaq Stock Market requirements (to ensure that at least a majority of the directors will, at all times, be independent). In the past, the Compensation/Nominating Committee has not retained any third party to assist it in identifying candidates, but it has the authority to retain a third-party firm or professional for the purpose of identifying candidates.

Stockholder Communications with the Board, Nomination and Proposal Procedures

General Communications with the Board.  As set forth on our website, www.htlf.com, our Board of Directors can be contacted through Heartland’s corporate headquarters at 1398 Central Avenue, P.O. Box 778, Dubuque, Iowa 52004-0778, Attn: Lois K. Pearce, or by telephone at Heartland’s administrative offices at  (563) 589-2100. Each communication will be forwarded to the Board or the specific directors identified in the communication as soon as reasonably possible.

Nominations of Directors.  In order for a stockholder nominee to be considered by the Compensation/Nominating Committee as a nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our corporate secretary, at the above address, at least 120 days prior to the anniversary of the date the previous year’s proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation/Nominating Committee may request additional information in order to make a determination as to whether to nominate the person for director.

In accordance with our bylaws, a stockholder may otherwise nominate a director for election at an annual meeting of stockholders by delivering written notice of the nomination to our corporate secretary, at the above address, not less than 30 days nor more than 75 days prior to the date of the annual meeting. The stockholder’s notice of intention to nominate a director must include (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or person) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. We may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director. Persons nominated for election to the Board pursuant to this paragraph will not be included in our proxy statement.

Other Stockholder Proposals. To be considered for inclusion in our proxy statement and form of proxy for our 2011 annual meeting of stockholders, stockholder proposals must be received by our corporate secretary, at the above address, no later than December 8, 2010, and must otherwise comply with the notice and other provisions of our bylaws, as well as Securities and Exchange Commission rules and regulations.

For proposals to be otherwise brought by a stockholder and voted upon at an annual meeting, the stockholder must file written notice of the proposal to our corporate secretary not less than 30 or more than 75 days prior to the scheduled date of the annual meeting.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code is posted on our website, www.htlf.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

Director Compensation

Our Board of Directors believes that any compensation received by a non-employee director should be tied directly to the success of Heartland and, by extension, the success of all Heartland stockholders. Beginning in 2008, non-employee directors have been compensated for service on the Heartland Board of Directors solely by issuance of shares of restricted stock granted under the 2005 Long-Term Incentive Plan in an amount determined by the committee at its annual meeting. Such shares are awarded as of the date of the annual meeting and vest on the earlier of the one year anniversary of grant or the date of the next annual meeting. In the event a director leaves the Board for any reason prior to any vesting date (other than due to death or disability), the committee retains sole discretion to determine the disposition of the unvested shares. In the event of the death or disability of the director, the shares vest.

Each of Messrs. Cox, Flynn and Hill received 1,000 shares of our common stock on May 20, 2009, as their sole compensation for service as directors of Heartland during 2009. Mr. Conlan, who unlike the independent directors, does not serve on our two committees, received 900 shares, and Mr. Falb, who chairs both committees received 1,100 shares. Mr. Fuller and Mr. Schmidt, who are officers, do not receive any compensation for serving on the Board of Heartland or any of its subsidiary banks. Messrs. Conlan, Cox, Flynn and Hill also serve on the Board of one of our subsidiary banks and receive cash compensation for such service.

The following table shows the compensation earned by each of our directors who are not also officers during 2009 for service on the Heartland Board of Directors and the Boards of our subsidiary banks:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
James F. Conlan	$12,300	$12,735	$25,035
John W. Cox, Jr.	$6,075	$14,150	$20,225
Mark C. Falb	$12,175	$15,565	$27,740
Thomas L. Flynn	$14,700	$14,150	$28,850
James R. Hill	$-	$14,150	$14,150

(1)
The amounts in this column include fees earned or paid in cash for services as a director at one of Heartland’s bank subsidiaries. The fees for Messrs. Conlan, Falb and Flynn are for service on the Board of Dubuque Bank and Trust Company. The fees for Mr. Cox are for services on the Board of Galena State Bank.

(2)	The amounts in this column were based upon the $14.15 per share closing price for our common stock on May 20, 2009, the date of issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of our common stock at January 31, 2010, by each person we know to beneficially own more than 5% of our outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table and by all directors and executive officers of Heartland as a group. The address of each 5% stockholder is 1398 Central Avenue, Dubuque, Iowa 52001.

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership (1)		Percent of Class
5% Stockholders, Directors and Nominees
Estate of Lynn S. Fuller	1,392,307	(2)	8.5%
Heartland Partnership, L.P.	834,000	(3)	5.1%

James F. Conlan	149,62	(4)	*
John W. Cox, Jr.	24,741	(5)	*
Mark C. Falb	98,041	(6)	*
Thomas L. Flynn	35,192	(7)	*
Lynn B. Fuller	788,796	(8)	4.8%
James R. Hill	2,419	(9)	*
John K. Schmidt	219,179	(10)	1.3%

Other Executive Officers
Kenneth J. Erickson	202,460	(11)	1.2%
Edward H. Everts	172,636		1.1%
Douglas J. Horstmann	179,967	(12)	1.1%

All directors and executive officers as a group (13 persons)	2,057,622		12.6%

*Less than one percent

(1)
Includes the following shares that may be purchased through the exercise of options within 60 days of January 31, 2010: Mr. Lynn B. Fuller – 39,999 shares; Mr. Schmidt – 38,249 shares; Mr. Erickson – 21,249 shares; Mr. Horstmann – 16,500 shares; Mr. Everts – 17,250 shares and all directors and executive officers as a group – 167,580 shares. All shares shown represent sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

(2)
Includes shares held by the Heartland Partnership, L.P., over which the Estate of Lynn S. Fuller has sole voting and investment power, as well as 70,412 shares held by a trust for which Mr. Fuller’s spouse is a trustee and 123,078 shares held in a trust for which the Estate of Lynn S. Fuller serves as co-trustee, over which the Estate of Lynn S. Fuller has shared voting and investment power.

(3)	The Estate of Lynn S. Fuller is the general partner of Heartland Partnership, L.P., and in such capacity exercises sole voting and investment power over such shares.

(4)
Includes 53,578 shares held by a trust for which Mr. Conlan’s spouse is trustee and 21,000 shares held by the Heartland Partnership, L.P., over which Mr. Conlan has no voting or investment power but in which Mr. Conlan’s spouse does have a beneficial interest, and 31,600 shares held in trust for children.

(5)	Includes 15,974 shares held by John W. Cox Jr. Inc., of which Mr. Cox is a controlling stockholder and 4,487 shares held by McJoyce, Inc. of which Mr. Cox is a controlling stockholder.

(6)	Includes 68,856 shares held by Mr. Falb’s spouse, as trustee, over which Mr. Falb has no voting or investment power.

(7)	Includes 2,486 shares held by Mr. Flynn’s spouse in an individual retirement account, over which Mr. Flynn has no voting or investment power.

(8)
Includes an aggregate of 8,672 shares held by Mr. Fuller’s spouse and children and 123,078 shares held in a trust for which Mr. Fuller serves as co-trustee, over which Mr. Fuller has shared voting and investment power. Includes 21,000 shares held by the Heartland Partnership, L.P., over which Mr. Fuller has no voting or investment power but in which Mr. Fuller does have a beneficial interest.

(9)	Mr. Hill is an investor in Heartland’s de novo bank, Summit Bank & Trust, in Broomfield, Colorado.

(10)
Includes an aggregate of 25,186 shares held by Mr. Schmidt’s spouse and minor children and 2,088 shares held by Mr. Schmidt jointly with his spouse, over which Mr. Schmidt has shared voting and investment power.

(11)	Includes 69,875 shares held by Mr. Erickson’s spouse, over which Mr. Erickson has shared voting and investment power.

(12)	Includes 27,000 shares held by Mr. Horstmann’s spouse, over which Mr. Horstmann has shared voting and investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and 10% stockholders file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of such forms, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers or 10% shareholders were satisfied during 2009, except that a Form 4 report was not filed on a timely basis on behalf of Mr. Horstmann.

EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis addresses our compensation philosophy and objectives with respect to our named executive officers, compensation factors, elements of compensation and the basis for compensation for 2009. Our named executive officers are Lynn B. Fuller, John K. Schmidt, Kenneth J. Erickson, Edward H. Everts and Douglas J. Horstmann.

Historically, we have designed our executive compensation program to be both competitive in the marketplace and to align the interests of executive officers with the long-term interests of our stockholders.  Overall, our goal has historically been to pay total cash compensation (base salary plus bonus) near the median of our peer group for comparable positions and performance, and to pay base salary at less than the median but incentive compensation above the median to encourage performance.  Individuals with greater responsibility and greater ability to influence the achievement of targeted results and strategic objectives have historically received higher total compensation. We have historically paid a larger portion of the total compensation of executive officers in performance-based pay contingent upon the achievement of our one-year and our five-year plans of operations, and have provided equity-based incentives that are higher for executive officers with greater levels of responsibility.

Nevertheless, our executive compensation programs over the past two years have been influenced by the economy and by changes in the regulations to which we are subject. Because of the impending economic downturn and diminished performance, and at the suggestion of our CEO, our CEO and CFO froze their salaries during 2008 at the same levels as were applied during 2007. The last four months of 2008 witnessed significant economic dislocation in the United States and although Heartland did not become involved in the types of activity that caused extensive damage to other financial institutions, we were, and continue to be, impacted by the economic downturn in many business sectors and some of the local markets we serve and we believe that executive compensation must be reflective of market conditions.

Calendar 2009 continued to be a turbulent year for the economy and financial services firms in particular. Consistent with the diminished performance during 2009, our Compensation/Nominating Committee froze the compensation of all executive officers during 2009 at the same levels paid in 2008. Further, because of changes in the regulations applicable to compensation to our executive officers, all but one were prohibited from participating in our incentive compensation plan and we granted no equity-based incentives at all during 2009.

Although we intend to similarly limit the aggregate compensation that we pay to our most senior executives during 2010, changes in laws and regulations that apply to us have required that we modify the compensation program for our most highly compensated executives. As discussed below, these laws are intended to ensure that all financial institutions, like Heartland, that have accepted investment from the United States Department of the Treasury, not misuse that investment by over-compensating executives or by compensating executives through incentives that encourage excessive risk taking. Although we believe the compensation to our executives has always been conservative and that we are not one of the institutions that has given rise to public, and congressional, concern regarding executive compensation, we intend to continue to fully comply with these new laws.

Changing Regulatory Environment

Our compensation programs during 2009 were impacted by our participation in the Capital Purchase Program or the United States Department of the Treasury’s Troubled Asset Relief Program (“TARP”). As a result of participation in TARP, our executives and certain of our employees are subject to compensation related limitations and restrictions for the period that we continue to participate. The TARP compensation limitations and restrictions include:

•	a prohibition on payment to any of our five most highly compensated employees (including each of our named executive officers in 2009, other than Mr. Everts) of any cash bonuses;

•
a prohibition on our named executive officers and the next five most highly compensated employees from receiving any severance payments upon a termination of employment or any payments triggered by a change in control;

•
a requirement that we “claw back” incentive compensation to our named executive officers and the next 20 most highly compensated employees if it is based on materially inaccurate financial statements or performance metrics, and a prohibition on payment of any tax gross-up payment to this group; and

•	a limitation on tax deductions for compensation paid to each of our named executive officers that exceeds $500,000 in any year.

Our Board also has adopted an “Excessive or Luxury Expenditure Policy” that is consistent with the TARP requirements and that can be found on Heartland’s web site: www.htlf.com. This policy, which applies to all our employees, covers expenditures for entertainment or events, office and facility renovations, aviation or other transportation services, and other activities or events. These expenditures are prohibited excessive or luxury expenditures to the extent they are not reasonable expenditures for staff development, reasonable performance incentives, or other similar reasonable measures conducted in the normal course of Heartland’s business operations.

In addition, our Compensation/Nominating Committee is required to undertake a semi-annual risk assessment with respect to certain of the compensation plans, programs and arrangements maintained by Heartland, regardless of whether the individual employee(s) covered by the plan, program or arrangement is a named executive officer. The risk assessments are intended to reduce the chance that any employee will have an incentive to take unacceptable risks or manipulate earnings in order to maximize his or her compensation under such plans, programs and arrangements.

Similar to the required TARP semi-annual risk assessment, in late 2009, the Board of Governors of the Federal Reserve issued proposed guidance that set forth a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions. Although the guidance is designated as proposed, the Federal Reserve has indicated that it expects current compliance with the guidance. The Federal Reserve’s framework focuses on balanced risk-taking incentives, compatibility with effective controls and risk management, and strong corporate governance.

The Compensation/Nominating Committee believes that an awareness and assessment of the impact of risk has always been, and will continue to be, a component of its analysis of executive compensation. The Compensation/Nominating Committee recognizes the role of risk assessment in the overall processes and procedures for establishing such executive compensation and that the new rules can serve as a framework for the appropriateness of the processes and procedures the committee has previously followed in reaching its compensation decisions.

Administration of our Compensation Program.

Role of the Compensation/Nominating Committee.  The Compensation/Nominating Committee, a committee consisting solely of independent directors, is primarily responsible for setting executive compensation for Heartland. Although many decisions for the compensation program in the following year are made in the last quarter of the current fiscal year, the Compensation/Nominating Committee continues to meet and, as appropriate, adjust the compensation program throughout the year. During 2009, the Compensation/Nominating Committee met five times to set the compensation program for 2009, to respond to regulatory developments, to monitor the program’s affect on risk, and to establish a preliminary plan for compensation during 2010.

The Compensation/Nominating Committee reviews and evaluates a broad range of material requested and received from management, or requested from the Company’s compensation consultant, in establishing compensation programs, including:

•	financial reports covering, among other things, historical and year-to-date financial performance vs. budget and financial performance vs. representative peer groups;
•	reports on levels of achievement of individual and corporate performance objectives;
•	reports on Heartland’s strategic objectives and future budgets;
•	reports on Heartland’s performance against its five-year plan;
•	information on executive officers’ stock ownership and option holdings;
•	agreements and other plan documents regarding compensation; and
•	reports from consultants retained by the Compensation/Nominating Committee.

In addition, the Compensation/Nominating Committee monitors the impact of incentive compensation arrangements to minimize unnecessary risks they may impose. The Compensation/Nominating Committee meets semi-annually with our senior risk officers and (1) reviews the compensation plans we provide for the executive officers named in the summary compensation table below to ensure that these plans do not encourage those officers to take unnecessary and excessive risks, (2) reviews all employee compensation plans to limit any unnecessary risks those plans may pose to Heartland, and (3) reviews all compensation plans to eliminate features of the plans that might encourage employees to manipulate earnings to increase their compensation.

Our Compensation/Nominating Committee makes all decisions regarding the compensation of our executive officers. Although the Compensation/Nominating Committee reports its decisions to our Board of Directors, and the Board normally ratifies the decisions, there is no requirement for Board approval.

Role of Management.  Our management performs employee performance evaluations, establishes business performance targets and objectives and recommends salaries, bonuses and equity awards. Our Chief Executive Officer assists the Compensation/Nominating Committee chair with setting the agenda for Compensation/Nominating Committee meetings and also coordinates the preparation of materials for Compensation/Nominating Committee meetings. At the request of the Compensation/Nominating Committee, the Chief Executive Officer also provides information regarding Heartland’s strategic objectives, evaluation of executive officer performance and compensation recommendations for executive officers other than himself. The Chief Executive Officer, however, does not approve compensation to any executive officer or participate in the formulation of his own compensation.

Role of Advisors: Peer Comparison.  Since 2004, Frederic W. Cook & Co., Inc., (“FWCC”) has been retained by the Compensation/Nominating Committee to provide compensation consulting services. FWCC does not provide any services to Heartland except for its services to the Compensation/Nominating Committee in advising on executive compensation and the Compensation/Nominating Committee has, therefore, determined that FWCC is independent. FWCC’s role includes providing market information on compensation levels and practices, assisting in the design of compensation components, and providing input on related technical and regulatory matters.

The Compensation/Nominating Committee reviews peer group comparisons generated by FWCC as a benchmark in establishing its compensation program and establishes appropriate and competitive ranges of short and long-term compensation based upon the median of the peer group. Various components of executive compensation (i.e., base salary, bonus, options, retirement plans and other benefits) are compared to the peer group median for similar positions. In addition, information on the usage of shares and related dilution levels for equity incentives is also obtained and reviewed with the Compensation/Nominating Committee.

The peer group consists of similar-sized, publicly traded bank holding companies in the Midwest and Western United States. Although the peer group has remained the same the past several years, the companies included in the peer group are reviewed and updated annually and may change based upon size, merger and acquisition activity as well as the recommendation of consultants such as FWCC. The companies included in the 2009 analysis were:

Capitol Bancorp	Mercantile Bank	S&T Bancorp
CoBiz	Midwest Bank Corporation	S.Y. Bancorp
First State Bancorporation	National Penn Bancshares	Sterling Bancshares
Glacier Bancorp	Old Second Bancorp	Umpqua Holdings
First Busey Corp.	Prosperity Bancshares	West Coast Bancorp

We believe that we compete primarily with financial institutions of similar size and that compensation varies with geography. This group is intended to include financial institutions and financial institution holding companies that remain similar in size and geographic coverage to Heartland.

Based upon a review that indicated that as of December 31, 2003, total cash compensation for our executive officers was substantially below that of the peer group, in 2004 the Compensation/Nominating Committee developed a multi-year plan to bring officer pay levels to market levels, consistent with our philosophy of emphasizing variable compensation tied to performance. As of 2009, base compensation for executive officers had increased, but remained somewhat below the median level of the peer group and total compensation had increased as well, but remained below median peer levels.

Elements of Compensation.

Historically, there have been four components to our executive officers’ compensation: base salary, cash bonus, equity compensation and additional benefits. Because of our participation in TARP, however, we are unable to pay an annual cash bonus to our five most highly compensated employees during the TARP period. Accordingly, four of our five named executive officers have only three major components to their compensation: base salary, equity awards and additional benefits. The Compensation/Nominating Committee’s decisions regarding each of these components for the named executive officers are based in part on the Compensation/Nominating Committee’s subjective judgment and take into account qualitative and quantitative factors, as will be set forth in the discussion below.

Base Salary.  Base salary is an important component of executive compensation because it provides executives with a regular income. Base salaries are intended to assist us in attracting executives and recognizing different levels of responsibility and contribution among executives. The determination of base salaries is based upon the executive’s qualifications and experience, scope of responsibility and potential to achieve the goals and objectives established for the executive. Additionally, past performance, internal pay equity and comparison to competitive salary practices in the peer group are also considered.

The Compensation/Nominating Committee reviews the median base salary of executives in similar positions in peer group bank holding companies and compares our corporate performance with that of the peer group. Through 2008, the last year in which we adjusted base salary, the compensation/nominating committee, with the help of FWCC, established an appropriate base salary for each of the executive officers, which was set at a level lower than the peer group median to allow for a significant percentage of the total compensation to be performance-based pay. In 2008, however, and despite references from the peer group that would have justified increases, the salaries of Messrs. Fuller and Schmidt were frozen at their request and remained at the same level as their salaries for 2007. For 2009, the salaries for all officers paid over $60,000 per year, including the named executive officers, were frozen at their 2008 levels.

Because Heartland has held executive base salaries at a level below the peer group median to allow for a significant percentage of total compensation to be performance-based, the salaries of the named executive officers, particularly after the pay freeze of the past two years for Messrs. Fuller and Schmidt, and last year for all officers with a salary of $60,000 and higher, continue to lag behind the peer group and are, we believe, becoming increasingly uncompetitive. The Compensation/Nominating Committee believes it continues to be important to retain and attract talented individuals and, accordingly, authorized a salary increase for the named executive officers in 2010. The 2010 base salaries for these officers are:  Mr. Fuller, $460,000; Mr. Schmidt, $325,000; Mr. Erickson, $260,000; and Mr. Horstmann, $245,000. The salary for Mr. Everts, who is retiring later this year, remains at the 2009 level of $175,000. The Compensation/Nominating Committee originally determined that Mr. Fuller’s base salary for 2010 should be increased to $520,000 in order to bring his salary closer to peer median and to provide an appropriate level of total direct compensation. However, Mr. Fuller declined such a level of increase due to the difficult operating environment and the Compensation/Nominating Committee accepted his request to set his base salary at a lower amount than initially considered. As adjusted, Mr. Fuller’s base salary for 2010 is among the lowest of the peer group.

Performance-Based Plan—Executive Bonuses.  Although we have traditionally established an executive incentive plan that pays cash incentives based upon our one-year and five-year plans, the executive compensation restrictions contained in the TARP rules prohibit Heartland from paying or accruing cash bonuses on behalf of the top five most highly paid employees (as determined on an annual basis) during the TARP period. Each of the named executive officers, other than Mr. Everts, was subject to the bonus prohibition during 2009 and will be subject to the restriction again during 2010. Because of these requirements, Messrs. Fuller, Schmidt, Erickson and Horstmann did not receive any bonus compensation for 2009.

Although our Compensation/Nominating Committee did not establish a five-year plan by which elements of incentive compensation was calculated for 2009, it determined in late 2009 that Mr. Everts should be awarded a cash bonus of $20,733, which is the same amount as the incentive plan compensation Mr. Everts earned in 2008. The Compensation/Nominating Committee also believes the performance of Messrs. Fuller, Schmidt, Erickson and Horstmann deserved bonus compensation for 2009 performance, but such cash bonus could not be paid to these officers under current TARP compensation limitations.

Equity Compensation.  The Compensation/Nominating Committee believes that equity compensation is an effective way of creating a long-term link between the compensation provided to officers and other key management personnel with gains to be realized by stockholders. The equity compensation program is also intended to support pay-for-performance, foster employee stock ownership, and focus the management team on increasing value for the stockholders. In addition, the Compensation/Nominating Committee believes that equity compensation provides balance to the overall compensation program, with the bonus program focusing on the achievement of year-to-year goals, while equity compensation creates incentives for increases in stockholder value over a longer term.

Traditionally, we have granted non-qualified stock options and performance-based restricted stock to our officers under our 2005 Long-Term Incentive Plan. For 2009, the Compensation/Nominating Committee did not believe the performance of the Company merited the award of stock.  Additionally, had the decision been made to provide equity awards, the TARP compensation limitations effectively prohibit the granting of equity awards, other than restricted stock or restricted stock units that vest as TARP funds are repaid, to our five most highly compensated employees. Because of these issues, the Compensation/ Nominating Committee did not make any equity award grants to any of the named executive officers in 2009.

To support the goals in our five-year plan, we granted performance-based restricted stock in 2005. The number of performance-based restricted shares initially granted was based upon the executive’s position, scope of responsibility and ability to affect profits and shareholder value as well as the executive’s past performance and market practices. Under the awards, 70% of restricted shares were “earned” if cumulative diluted earnings per share equaled or exceeded $7.63 per share and 30% of the restricted shares were earned if total assets equaled or exceeded $4.0 billion. Beginning on December 31, 2005, and each December 31 thereafter through 2009, the actual growth in earnings and assets were compared to this five-year plan and if the cumulative plan objectives through the year were achieved, then that proportion of the awarded shares was earned. Earned shares remained subject to restrictions, however, that lapsed only upon the two-year anniversary of the date earned and only if the executive remained employed through the two-year period, the targeted performance measures continued to be met or exceeded on the vesting date (no “slipbacks”), and certain regulatory events had not occurred. The restricted shares were issued in the name of the executive in 2005 but were retained by Heartland during the restricted period. The executive was entitled to vote the restricted shares but was not entitled to receive dividends on the shares until vested.  Shares earned based on 2009 performance will be subject to the additional two-year service period and related conditions, as described above. Shares for the 2007 performance period vested in January 2010.

Based on 2009 financial results, 80% of the total performance-based restricted awards had been earned through 2009 for each of the executive officers, other than Mr. Horstmann who earned 90% in the same time period. As President of Dubuque Bank and Trust Company, as well as an executive officer of Heartland, Mr. Horstmann’s earned shares vary from the other four executive officers because 50% of his award is based on his bank’s performance. The performance thresholds for Mr. Horstmann’s bank are based on growth in assets and earnings as a function of the five-year plan taking into consideration the bank’s current market and its own specific growth potential.

For 2010, the committee determined to grant restricted stock units (“RSUs”), subject to restrictions imposed by the TARP compensation limitations, to the named executive officers. Because a RSU is a “full value” award, each share subject to the award represents more value and equivalent benefits can be provided with less share dilution. Further, during a highly variable economic environment, RSUs represent a more definite award that provides the employee the value of the underlying stock, regardless of appreciation. The Compensation/Nominating Committee believes that these features cause RSUs to be appropriate employee incentive and retention tools.

At the recommendation of the Compensation/Nominating Committee, the Board of Directors awarded RSUs to the named executive officers on January 19, 2010. These RSUs:

•	represent the right to receive shares of Heartland common stock at a specified date in the future and based on specific vesting conditions;

•	vest over five years in three equal installments on the 3rd, 4th and 5th anniversaries of the grant date (the same vesting as used for previously granted options);

•	will be settled in common stock upon vesting;

•	will not be entitled to dividends until vested;

•	will terminate upon termination of employment, but will continue to vest after retirement if retirement occurs after the second anniversary of the grant date; and

•
if held by our five most highly compensated employees, including Messrs. Fuller, Schmidt, Erickson and Horstmann, are subject to TARP limitations that prohibit settlement until Heartland’s TARP monies have been repaid to Treasury (subject to increments of 25%).

Stock Ownership and Retention Guidelines.  To reinforce our philosophy of equity ownership for executives and to further align the interests of our executives with our stockholders, we have share retention and ownership guidelines for our executives, including the presidents of our bank subsidiaries. The stock ownership requirements vary based upon position, and for our named executive officers, range from 30,000 to 100,000 shares. Executives subject to our ownership policy are required to retain a portion of shares received from equity awards until the guideline level is attained. Currently all named executive officers exceed these ownership guidelines.

Other Compensation and Benefits.  We have historically provided perquisites and other types of non-cash benefits on a very limited basis in an effort to avoid an entitlement mentality, reinforce a pay-for-performance orientation and minimize expense. Such benefits, when provided, can include the use of a company-owned automobile and payment of 50% of country club or social club dues. In keeping with our philosophy, the value of these perquisites is, in aggregate less than $10,000.

Heartland is a majority owner of a Cessna business jet. The aircraft is used to transport personnel to meetings at various Heartland locations, particularly in the West and Southwest, and to provide transportation for Heartland executives to business meetings. The aircraft is also used to transport Heartland executives, directors, major stockholders and customers for business development purposes. It is our policy that the aircraft is not to be utilized for personal benefit. On occasion, and subject to applicable regulation, an executive officer or director’s family member may board a flight if an empty seat is available on a regularly scheduled business flight. We believe such usage does not create any incremental cost to Heartland.

Heartland does provide additional life insurance benefits to certain officers of the Company under a few different executive life insurance programs. The dollar value of these benefits during 2009 was $1,285 for Mr. Fuller, $10,540 for Mr. Schmidt, $27,295 for Mr. Horstmann, $620 for Mr. Erickson and $466 for Mr. Everts.

Executive officers also participate in our other broad-based employee benefit programs on the same terms as similarly situated employees, including the 2006 Employee Stock Purchase Plan, health insurance plans and a defined contribution retirement savings plan. Because of uncertainty regarding eligibility of our named executive officers to participate in the Employee Stock Purchase Plan under TARP regulations, the named executive officers withdrew from the plan in 2009.

Summary Compensation Table

The following table sets forth information concerning the compensation paid or granted to our Chief Executive Officer, our Chief Financial Officer and to each of the other three most highly compensated executive officers of Heartland or our subsidiaries for the fiscal years ended December 31, 2009, 2008 and 2007:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year		Salary(1)		Bonus(2)		Option Awards(3)		Non-Equity Incentive Plan Compensation(4)		All Other Compensation(5)		Total Compensation
Lynn B. Fuller President & Chief Executive Officer	2009 2008 2007	$ $ $	330,000 330,000 330,000	$ $ $	- - -	$ $ $	- 38,480 76,900	$ $ $	- 91,679 140,000	$ $ $	12,335 15,573 19,776	$ $ $	342,335 475,732 566,676
John K. Schmidt Executive Vice President, Chief Operating Officer & Chief Financial Officer	2009 2008 2007	$ $ $	244,500 244,500 244,500	$ $ $	- - -	$ $ $	- 19,240 30,760	$ $ $	- 44,058 78,200	$ $ $	21,590 24,938 19,015	$ $ $	266,090 332,736 372,475
Douglas J. Horstmann Senior Vice President	2009 2008 2007	$ $ $	195,000 195,000 180,000	$ $ $	- - -	$ $ $	- 7,215 11,535	$ $ $	- 49,000 44,100	$ $ $	38,299 41,693 19,010	$ $ $	233,299 292,908 254,645
Kenneth J. Erickson Executive Vice President	2009 2008 2007	$ $ $	220,000 220,000 202,000	$ $ $	- - -	$ $ $	- 9,620 15,380	$ $ $	- 40,494 62,496	$ $ $	11,670 15,036 19,172	$ $ $	231,670 285,150 299,048
Edward H. Everts Executive Vice President	2009 2008 2007	$ $ $	175,000 175,000 164,000	$ $ $	20,733 - -	$ $ $	- 4,810 11,535	$ $ $	- 20,733 33,699	$ $ $	9,293 13,537 17,780	$ $ $	205,026 214,080 227,014

(1)	The amounts shown include amounts deferred at the discretion of the executive officer under our retirement plan.

(2)	The amounts shown represent a discretionary bonus granted to Mr. Everts for 2009.

(3)
The amounts shown represent grant date fair value as determined using a Black-Scholes valuation model. For a description of the calculation of such values, see footnote seventeen to our audited consolidated financial statements included in Item 8 to our Annual Report on Form 10-K for the year ended December 31, 2009.

(4)	The amounts shown represent amounts received under our performance-based bonus plan.

(5)
The amounts shown include amounts contributed on behalf of the respective officer to our retirement plan and the dollar value of additional life insurance provided to the respective officer under our executive life insurance programs. For Messrs. Fuller, Schmidt and Erickson, the amounts shown include a contribution to our retirement plan in the amount of $11,050 during 2009, $14,398 during 2008 and $18,586 during 2007. For Mr. Horstmann, the amount shown includes a contribution to our retirement plan in the amount of $11,004 during 2009, $14,398 during 2008 and $18,586 during 2007. For Mr. Everts, the amount shown includes a contribution to our retirement plan in the amount of $8,827 during 2009, $13,065 during 2008 and $17,339 during 2007. For Messrs. Schmidt and Horstmann, the amounts shown for 2009 and 2008 include the bonus amount paid under the Executive Life Insurance Bonus Plan in the amounts of $10,540 and $27,295, respectively.  The allocable portion of the premium paid for life insurance under our executive split-dollar life insurance program was $1,285 for Mr. Fuller, $620 for Mr. Erickson and $466 for Mr. Everts during 2009, $1,175 for Mr. Fuller, $638 for Mr. Erickson and $472 for Mr. Everts during 2008 and $1,190 for Mr. Fuller, $429 for Mr. Schmidt, $424 for Mr. Horstmann, $586 for Mr. Erickson and $441 for Mr. Everts during 2007.

Grants of Plan-Based Awards

We did not grant any plan-based awards to the individuals named in the summary compensation table during 2009.

Outstanding Equity Awards

The following tables set forth information concerning unexercised stock options and unvested restricted stock awards held at December 31, 2009, by the named executive officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Lynn B. Fuller	- - 3,333 10,000 15,000	8,000 10,000 6,667 5,000 -	(3) (4) (5) (6)	$18.60 $29.65 $21.60 $21.00 $19.48	1/24/2018 1/16/2017 2/06/2016 2/10/2015 1/20/2014	25,846	$ 370,890
John K. Schmidt	- - 1,333 6,667 10,000 10,500 3,750 9,000	4,000 4,000 2,667 3,333 - - - -	(3) (4) (5) (6)	$18.60 $29.65 $21.60 $21.00 $19.48 $11.84 $ 8.80 $12.00	1/24/2018 1/16/2017 2/06/2016 2/10/2015 1/20/2014 1/21/2013 1/15/2012 1/17/2010	10,338	$ 148,350
Douglas J. Horstmann	- - 500 2,000 3,000 4,500 1,500 3,000	1,500 1,500 1,000 1,000 - - - -	(3) (4) (5) (6)	$18.60 $29.65 $21.60 $21.00 $19.48 $11.84 $ 8.80 $ 8.67	1/24/2018 1/16/2017 2/06/2016 2/10/2015 1/20/2014 1/21/2013 1/15/2012 6/01/2011	4,355	$ 62,494
Kenneth J. Erickson	- - 667 2,667 4,000 6,000 2,250 3,000	2,000 2,000 1,333 1,333(6) - - - -	(3) (4) (5) (6)	$18.60 $29.65 $21.60 $21.00 $19.48 $11.84 $ 8.80 $ 8.67	1/24/2018 1/16/2017 2/06/2016 2/10/2015 1/20/2014 1/21/2013 1/15/2012 6/01/2011	5,169	$ 74,175
Edward H. Everts	- - 500 2,000 3,000 4,500 2,250 3,000	1,000 1,500 1,000 1,000 - - - -	(3) (4) (5) (6)	$18.60 $29.65 $21.60 $21.00 $19.48 $11.84 $ 8.80 $ 8.67	1/24/2018 1/16/2017 2/06/2016 2/10/2015 1/20/2014 1/21/2013 1/15/2012 6/01/2011	4,846	$ 69,540

(1)
The amounts shown represent shares of restricted stock that were earned annually over a five year period through December 31, 2009, but that are subject to a two year vesting period after the determination that they are earned (in January following the measurement date) and for which the earned shares may slipback based on performance during the vesting period. Accordingly, the amounts shown represent shares based on performance measured through December 31, 2007 (which vest in January 2010), December 31, 2008 (which vest in January 2011), and December 31, 2009 (which vest in January 2012). Included are 7,408 shares for Mr. Fuller, 2,963 for Mr. Schmidt, 1,772 for Mr. Horstmann, 1,482 for Mr. Erickson and 1,389 for Mr. Everts that vested, subject to slipback, on January 19, 2010; 5,617 shares for Mr. Fuller, 2,247 for Mr. Schmidt, 1,246 for Mr. Horstmann, 1,123 for Mr. Erickson and 1,053 for Mr. Everts that will vest, subject to slipback, in January 2011; and 4,742 shares for Mr. Fuller, 1,897 for Mr. Schmidt, 579 for Mr. Horstmann,948 for Mr. Erickson and 889 for Mr. Everts that were determined earned on January 19, 2010, and will vest, subject to slipback, in January 2012. Also included are 8,079 shares for Mr. Fuller, 3,231 for Mr. Schmidt, 758 shares for Mr. Horstmann, 1,616 for Mr. Erickson and 1,515 shares for Mr. Everts that were determined forfeited on January 19, 2010.

(2)	The amounts in this column were based upon the $14.35 per share closing price for our common stock on December 31, 2009.

(3)	One-third vests on each of January 24, 2011, January 24, 2012 and January 24, 2013.

(4)	One-third vests on each of January 16, 2010, January 16, 2011 and January 16, 2012.

(5)	One-half vests on each of February 6, 2010 and February 6, 2011.

(6)	Vests on February 10, 2010.

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option awards exercised and restricted stock awards vested during 2009 for the named executive officers:

OPTION EXERCISES AND STOCK VESTED
Name	Option Awards		Stock Awards
	# of Shares Acquired on Exercise	Value Realized Upon Exercise(1)	# of Shares Acquired on Vesting	Value Realized upon Vesting (2)
Lynn B. Fuller	-	$-	7,551	$110,622
John K. Schmidt	-	$-	3,021	$44,258
Douglas J. Horstmann	3,000	$14,280	1,399	$20,495
Kenneth J. Erickson	4,500	$3,060	1,510	$22,122
Edward H. Everts	4,500	$9,405	1,416	$20,744

(1)
The amounts in this column were calculated by multiplying the number of shares acquired on exercise by the difference between the exercise price per share and the market value per share of Heartland common stock on the date of exercise.

(2)	The amounts in this column were calculated by multiplying the number of vested shares by the market value per share of Heartland common stock on January 20, 2009, the date such shares vested.

Potential Payments upon Termination or Change in Control

The TARP compensation limitations prohibit Heartland from making “any payment” to the named executive officers for departure from Heartland for any reason, or paying any benefit upon a change in control, except for payments for services performed or benefits accrued. Such limitation excludes payments due to an employee on death or disability. Therefore, even though we have set forth below an overview of the payments that would have been due had a termination of an executive officer occurred as of December 31, 2009, it is likely that the application of the TARP compensation limitations would result in a prohibition of all such payments, except to the extent previously accrued pursuant to generally accepted accounting principles or due to death or disability, to a named executive officer if such officer terminated employment during the TARP period.  The following discussion and table, then, represent payments that could be made absent TARP compensation limitations:

Payments Made Upon Death. Heartland has a Split-Dollar Life Insurance Plan and Executive Supplemental Life Insurance Plan that provides a death benefit to the designated beneficiaries of the officers who have been enrolled in the plans; generally only those officers who are in a position of Vice President or higher and have provided at least three years of service to Heartland. The combined death benefit under the plans is two times current compensation (salary plus bonus or commission) not to exceed $1,000,000. This benefit continues for the officer when employment has terminated as a result of disability, retirement or a change in control at a benefit level that is locked at two times compensation as in effect as of the date of termination.

On December 31, 2007, Heartland terminated participation in these life insurance plans for officers not qualifying for the early retirement provisions. Included in this terminated group were Messrs. Schmidt and Horstmann. An Executive Life Insurance Bonus Plan was adopted by Heartland for all the officers whose participation in the split-dollar life insurance plans had been terminated. The bonus plan provides for a bonus amount equal to the annual premium on a life insurance policy purchased for the officer, paid directly to the insurance company, that is designed to provide a death benefit equal to two times salary at December 31, 2007, with annual increases of 5% per year until retirement at age 65. Additionally, the policies were designed for premium payments until age 65 for continued coverage through age 80 with no premium payments after age 65. The plan also provides for a payment of 40% of the premium (in January of each year) directly to the employee.  Beginning in 2010, Messrs. Schmidt and Horstmann waived their right to the 40% of annual premium amount.  Under this new plan, there will be no continuation of premium payments by Heartland after the employee has left employment with Heartland for any reason other than disability or change in control. The employee is the owner of the policy and may continue premium payments or cash out the policy upon leaving the employment of Heartland.

Payments Made Upon Disability. All full-time employees and officers of Heartland who have been employed at least six months are eligible for a long-term disability benefit. The benefit for full-time officers, which begins after 90 days of total disability, is a monthly payment equal to 66 2/3 percent of regular monthly earnings, with a maximum monthly benefit of $7,000. The monthly payments continue until the participant dies, ceases to have a disability or reaches age 65. The benefit includes an annual increase and a survivor benefit of one lump sum payment equal to three times the employee’s last full monthly benefit.

If employment of any of our officers who have received equity awards is terminated due to disability, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 12 months of the date of disability. Additionally, the terms of our standard restricted stock agreement provide that, upon termination due to disability, all earned shares become fully vested and any unearned shares are forfeited.

The Executive Life Insurance Bonus Plan, under which Messrs. Schmidt and Horstmann are participants, requires a lump sum premium payment at the date of termination due to disability sufficient to provide the scheduled death benefit until age 80. Additionally, the participant is to be paid an amount equal to 40% of such lump sum payment. The lump sum payment may not, however, exceed an amount that would cause the life insurance to cease to be a “life insurance” contract under Section 7702(a) of the Internal Revenue Code.

Payments Made Upon Retirement. If employment of any of our officers who have received equity awards is terminated due to retirement, as defined within the plan, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 6 months of the date of retirement. Additionally, the terms of our standard restricted stock agreement provide that, upon termination due to retirement, all earned shares become fully vested and any unearned shares continue to be subject to the earning provisions as if the officer had continued employment with Heartland. The definition of retirement for stock options granted prior to 2008 and all restricted stock awards is on or after the date (i) the officer reaches the age of 55 and has provided 10 years of service to Heartland or (ii) the officer retires pursuant to the provisions of Heartland’s retirement plan, which is currently at age 65. For stock options granted in 2008 and thereafter, the definition of retirement is on or after the date the officer reaches the age of 65 and has provided 10 years of service to Heartland. As of December 31, 2009, Messrs. Fuller, Erickson, Everts and Horstmann qualified for retirement under the stock options granted prior to 2008 and under all the restricted stock awards.

Payments Made Upon Change In Control. In July 2007, we entered into Change in Control Agreements with certain officers of Heartland, including each of the named executive officers. These agreements replaced prior agreements which expired on December 31, 2004. The new agreements are intended to support the best interests of stockholders by providing reasonable and fair benefits to the named executive officers in the event of a change in control of Heartland. The terms of the agreements provide that officers will receive a payout ranging from 1 to 2 times the sum of their salary plus bonus and retirement contribution, and continuation of insurance benefits from 12 to 24 months. The agreements do not provide for the payment of “gross-ups” in order to cover any applicable federal or state taxes but instead provide that applicable taxes, if owed, will be paid by the officers covered under the agreements. The agreements will only take effect under the following circumstances: (i) the acquisition by a person of 51% or more of Heartland’s voting securities; (ii) non-incumbent directors becoming a majority of the Board; (iii) the consummation of a merger where the prior stockholders do not hold at least 51% of the resulting entity; or (iv) the liquidation or dissolution of Heartland.

Our standard stock option and restricted stock agreements contain terms that provide for the acceleration of the vesting of any unvested stock options or shares of restricted stock upon a change in control. Under the standard stock option agreement, the options become fully exercisable and expire if not exercised within 6 months of the date of a change in control. Under the standard restricted stock agreement, all earned shares vest immediately. Unearned shares also vest immediately if the restricted stock agreement is not fully assumed in the change in control. To the extent the restricted stock agreements are assumed, any unearned shares will vest immediately upon the officer’s termination of employment (i) by the successor entity for any reason other than cause at any time following the change in control or (ii) by the officer for good reason within 24 months of the change in control.

The Executive Life Insurance Bonus Plan, under which Messrs. Schmidt and Horstmann are participants, requires a lump sum premium payment sufficient to provide the scheduled death benefit at the date of the change in control until age 80. Additionally, the participant is to be paid an amount equal to 40% of such lump sum payment. Notwithstanding the foregoing, the lump sum payment will not exceed an amount that would cause the life insurance to cease to be a “life insurance” contract under Section 7702(a) of the Internal Revenue Code.

Payments Made Upon Termination. In the case of an involuntary termination of employment for other than cause of any named executive officer, any earned unvested shares of restricted stock will be immediately vested. Except for the benefits upon termination on death, disability, retirement or a change of control discussed above, and except for acceleration of such vesting of restricted stock for involuntary termination without cause, no additional payments or benefits will accrue or be paid upon termination of a named executive officer.

As discussed earlier, the following table shows potential payments to the named executive officers upon disability, death, retirement or termination upon a change in control of Heartland as if such payments were not restricted by TARP compensation limitations. The amounts shown assume that termination was effective as of December 31, 2009, the last business day of the year, and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned by the executives during 2009. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

POTENTIAL PAYMENTS UPON DEATH, DISABILITY, RETIREMENT OR CHANGE IN CONTROL
Name	Type of Payment	Payments Upon Death	Payments Upon Disability	Payments Upon Retirement(4)	Payments Upon Change In Control(5)
Lynn B. Fuller	Annual Base Pay	$-	$84,000	$-	$-
	Cash Severance(1)	$-	$-	$-	$997,696
	Health/Welfare Benefits(1)	$-	$-	$-	$28,266
	Out-Placement Counseling(2)	$-	$-	$-	$124,712
	Value of Acceleration of Stock Awards(3)	$186,909	$186,909	$370,890	$370,890
	Split-Dollar Life Insurance	$981,278	$-	$-	$-
John K. Schmidt	Annual Base Pay	$-	$84,000	$-	$-
	Cash Severance(1)	$-	$-	$-	$593,082
	Health/Welfare Benefits(1)	$-	$100,275	$-	$125,295
	Out-Placement Counseling(2)	$-	$-	$-	$84,726
	Value of Acceleration of Stock Awards(3)	$74,764	$74,764	$-	$148,350
	Life Insurance	$726,701	$-	$-	$-
Douglas J. Horstmann	Annual Base Pay	$-	$84,000	$-	$-
	Cash Severance(1)	$-	$-	$-	$263,445
	Health/Welfare Benefits(1)	$-	$152,279	$-	$165,407
	Out-Placement Counseling(2)	$-	$-	$-	$65,861
	Value of Acceleration of Stock Awards(3)	$43,308	$43,308	$62,494	$62,494
	Life Insurance	$488,939	$-	$-	$-
Kenneth J. Erickson	Annual Base Pay	$-	$84,000	$-	$-
	Cash Severance(1)	$-	$-	$-	$449,610
	Health/Welfare Benefits(1)	$-	$-	$-	$19,962
	Out-Placement Counseling(2)	$-	$-	$-	$74,935
	Value of Acceleration of Stock Awards(3)	$37,382	$37,382	$74,175	$74,175
	Split-Dollar Life Insurance	$520,988	$-	$-	$-
Edward H. Everts	Annual Base Pay	$-	$84,000	$-	$-
	Cash Severance(1)	$-	$-	$-	$340,227
	Health/Welfare Benefits(1)	$-	$-	$-	$21,200
	Out-Placement Counseling(2)	$-	$-	$-	$56,705
	Value of Acceleration of Stock Awards(3)	$35,043	$35,043	$69,540	$69,540
	Split-Dollar Life Insurance	$391,466	$-	$-	$-

(1)
The amounts reflected will be paid in equal monthly payments for the number of months specified for each as follows:  Mr. Fuller – 24 months, Mr. Schmidt – 21 months, Messrs. Erickson and Everts – 18 months and Mr. Horstmann – 12 months. None of the severance amounts were reduced to avoid exceeding the 280G limitation. The health/welfare benefits amounts for Messrs. Schmidt and Horstmann include the payments required under the Executive Life Insurance Bonus Plan.

(2)
The amounts reflected on this line are the maximum amount allowed and are to be paid in the form of either (i) reimbursement of the expenses incurred for out-placement counseling within the twelve-month period following the termination date, or (ii) a pre-paid executive level program.

(3)
The amounts on this line reflect the value of acceleration in the vesting of restricted stock awards and were determined by multiplying the number of shares that vest by $14.35, the closing market price of a share of our common stock on December 31, 2009.The amounts do not include acceleration in the vesting of stock options as the exercise price of all unvested stock options exceeded the closing market price of our common stock at December 31, 2009.

(4)
For the purposes of this calculation, it is assumed that all shares will be earned even though they continue to be subject to the earning provisions as if the officer had continued employment with Heartland.

(5)	For the purposes of this calculation, it is assumed that the restricted stock agreements are not fully assumed in the change in control and, therefore, all shares immediately vest.

Compensation/Nominating Committee Report on Executive Compensation

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the year ended December 31, 2009.

Section 111(b)(2)(A) of the Emergency Economic Stabilization Act requires the Compensation/Nominating Committee to conduct, in conjunction with senior risk officers of Heartland, a review of the compensation arrangements in place between the Company and its employees (the “TARP Risk Assessment”).

In the course of conducting the TARP Risk Assessment, we considered the overall business and risk environment confronting Heartland and how the Senior Executive Officer (“SEO”) compensation plans and employee compensation plans serve to motivate employee behavior when operating within that environment. For the purposes of this Section, the SEO’s are the same individuals deemed named executive officers as used throughout the Compensation Discussion and Analysis.  The following 2009 SEO compensation plans, programs and arrangements were reviewed and our analysis is as follows:

•
Base Salary – There were no increases for the SEO’s for 2009.  Prior base salary amounts were obtained through utilization of external peer medians and the Compensation/Nominating Committee utilized information from FWCC to establish the base salaries.

•
Performance-Based Bonus – There were no bonuses paid to the SEO’s for 2009 other than to Ed Everts, who was not subject to the TARP bonus prohibition. FWCC provided market information used by the Compensation/Nominating Committee in determining the amount of the bonuses.

•
Performance-Based Restricted Stock – There have been no new performance-based restricted stock grants made since 2005. The last tranche of the 2005 awards was partially earned as of December 31, 2009. The original grant was based upon financial performance metrics tied to Heartland’s five-year plan. The shares do not vest until two years after they are initially earned, and slipback provisions are included within the plan.

•	Non-qualified Stock Options – There were no new stock options granted to SEO’s in 2009.

•
Perquisites –The value of perquisites and other types of non-cash benefits has historically been limited and were less than $10,000 per individual. The perquisites include the use of a company-owned automobile and 50% payment of country club or social club dues.

Our review of these plans with the senior risk officers led us to a determination that the SEO compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of Heartland.

We also reviewed with the senior risk officers employee compensation plans for 2009 that apply to Heartland managers and other Heartland employees. The majority of the plans relate to sales positions including mortgage originators and processors, investment services personnel, personal bankers and wealth management advisors. The plans were included in the scope of the review if the plan applied to more than one person as required for TARP compliance. The results of this review led us to believe that the employee compensation plans do not encourage Heartland employees to take unnecessary and excessive risks that threaten the value of Heartland or encourage the manipulation of Heartland’s earnings in order to enhance the benefits under those plans. Many of the plans do not appear to have plan risks, and those that do have plan risks appear to have adequate risk mitigation through independent review of loan samples, external provider calculations and support, and/or management review.

We certify that, during the six-month period ending on December 31, 2009:

(a)
We have reviewed with the senior risk officers of Heartland the SEO compensation plans and have made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Heartland;

(b)	We have reviewed with the senior risk officers the employee compensation plans and have made reasonable efforts to limit any unnecessary risks these plans pose to Heartland; and

(c)
We have reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Heartland to enhance the compensation of any employee ((a), (b) and (c) being collectively referred to as the “TARP Risk Assessment”).

Members of the Compensation/Nominating Committee,

Mark C. Falb
John W. Cox, Jr.
Thomas L. Flynn
James R. Hill

Stockholder Return Performance Presentation

The following table and graph show a five-year comparison of cumulative total returns for Heartland Financial USA, Inc., the NASDAQ Composite Index and the NASDAQ Bank Stock Index. Figures for our common stock represent inter-dealer quotations, without retail markups, markdowns or commissions and do not necessarily represent actual transactions. Heartland became listed on NASDAQ in May 2004. The table and graph were prepared at our request by Research Data Group, Inc.

Cumulative Total Return Performance
	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09
Heartland Financial USA, Inc.	$100.00	$109.70	$147.95	$96.80	$109.41	$78.47
NASDAQ Composite	$100.00	$101.41	$114.05	$123.94	$73.43	$105.89
NASDAQ Bank	$100.00	$98.57	$111.92	$89.33	$71.39	$60.47

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
ASSUMES $100 INVESTED ON DECEMBER 31, 2004

$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Index Value
12/31/2004
12/31/2005
12/31/2006
12/31/2007
12/31/2008
12/31/2009
Heartland Financial USA, Inc.
NASDAQ Composite
NASDAQ Bank

*Total return assumes reinvestment of dividends

TRANSACTIONS WITH MANAGEMENT

Directors and officers of Heartland and our subsidiaries, and their associates, were customers of and had transactions with Heartland and one or more of its subsidiaries during 2009. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the subsidiary bank’s Board of Directors in accordance with the bank regulatory requirements. Additionally, the Audit/Corporate Governance Committee charter provides that the committee will consider and approve other material non-lending transactions between a director and Heartland, including its subsidiaries, to ensure that such transactions are done at arm’s length and do not affect a director’s independence.

AUDIT/CORPORATE GOVERNANCE COMMITTEE REPORT

The Audit/Corporate Governance Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit/Corporate Governance Committee also reviews the audited financial statements and recommends to the Board that they be included in our annual report on Form 10-K.

The Audit/Corporate Governance Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009, with our management and KPMG LLP, our independent registered public accounting firm;

•	discussed with KPMG LLP the matters required to be discussed by PCAOB AU Sec. 380, Communications with Audit Committees and SEC Rule 2-07, Communications with Audit Committees; and

•
received and discussed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent accountant its independence.

Based on the review and discussions with management and KPMG LLP, the Audit/Corporate Governance Committee has recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Members of the Audit/Corporate Governance Committee,

Mark C. Falb
John W. Cox, Jr.
Thomas L. Flynn
James R. Hill

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Accountant Fees

Audit Fees.  The aggregate amounts of fees billed by KPMG LLP during fiscal years 2009 and 2008 for its audit of our annual financial statements and for its required reviews of our unaudited interim financial statements included in our quarterly reports filed were $520,000 and $480,000, respectively.

Audit Related Fees.  The aggregate amounts of audit related fees billed by KPMG LLP during fiscal years 2009 and 2008 were $12,000 and $11,500, respectively. The majority of these services were related to filings with the Securities and Exchange Commission and services related to the audit of our Employee Stock Purchase Plan.

Tax Fees.  During the fiscal years 2009 and 2008, KPMG LLP did not bill us for any tax related services.

All Other Fees.  We did not incur any fees from KPMG LLP for fiscal years 2009 and 2008 other than the fees reported above.

The Audit/Corporate Governance Committee, after consideration of these matters, does not believe that the rendering of these services by KPMG LLP is incompatible with maintaining their independence as our independent registered public accounting firm.

Audit/Corporate Governance Committee Pre-Approval Policy

Among other things, the Audit/Corporate Governance Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit/Corporate Governance Committee has not adopted any formal policy concerning pre-approval of the audit and permissible non-audit services to be provided by KPMG LLP. These services include audit and audit-related services, tax services and other services. Instead, on a case-by-case basis, any audit or permissible non-audit service proposed to be performed is considered by and, if deemed appropriate, approved by the Audit/Corporate Governance Committee in advance of the performance of such service if the expected fees are in excess of $25,000. All other audit and audit-related services, tax services and other services with expected fees of less than $25,000 are ratified by the Audit/Corporate Governance Committee. All of the fees earned by KPMG LLP described above were attributable to services pre-approved by the Audit/Corporate Governance Committee, with the exception of the audit-related services fees incurred in conjunction with the SEC filings associated with Heartland’s participation in the TARP Capital Purchase Program. These fees were subsequently ratified by the Audit/Corporate Governance Committee.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has served as our independent registered public accounting firm since June 1994 and our Audit/Corporate Governance Committee has selected KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Although we are not required to do so, our Board of Directors recommends that the stockholders ratify the appointment. A representative of KPMG LLP is expected to attend the meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. If the appointment of our independent registered public accounting firm is not ratified, the Audit/Corporate Governance Committee of the Board of Directors will consider the matter of the appointment. The Board of Directors recommends that you vote your shares FOR ratification of this appointment.

PROPOSAL 3— ADVISORY VOTE ON EXECUTIVE COMPENSATION

 The Emergency Economic Stabilization Act of 2008, (“EESA”), included a provision requiring Capital Purchase Program participants, during the period in which any obligation arising from assistance provided under the program remains outstanding, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission. The Securities and Exchange Commission recently promulgated rules implementing this requirement of EESA. This requirement applies to any proxy, consent, or authorization for an annual or other meeting of the participant’s shareholders. Pursuant to Section 111(e) of EESA and the recently promulgated rules, the shareholder vote is not binding on the Board of Directors and may not be construed as overruling any decision by the participant’s Board of Directors.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, the overall objectives of Heartland’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. The Board believes our compensation policies and procedures achieve this objective and therefore recommend shareholders vote “For” the proposal

Accordingly, because we are a participant in the Capital Purchase Program, the following resolution is submitted for shareholder approval:

RESOLVED, that the stockholders approve the compensation of Heartland’s executives as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion contained in the Heartland proxy statement dated April 7, 2010.

Your vote is advisory and will not be binding upon the Board of Directors. However, the Compensation/Nominating Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board of Directors recommends that the stockholders vote FOR the approval of Heartland’s executive compensation.

If any stockholder returns a signed and dated proxy card but fails to indicate a choice in regarding Proposals (1), (2) or (3) on the proxy card, the shares of such stockholder shall be voted FOR each such proposal. If a stockholder returns a signed and dated proxy card but fails to indicate a choice regarding Proposal (5) on the proxy card, the shares of such stockholder shall be voted AGAINST such proposal.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the person named as proxies on the enclosed proxy card will vote as they deem in our best interests.

                                                                                            By order of the Board of Directors

                                 /s/ Lynn B. Fuller

           Lynn B. Fuller
           Chairman of the Board
Dubuque, Iowa
April 7, 2010

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

Heartland
FINANCIAL USA, INC.

ANNUAL MEETING PROXY CARD
FOR COMMON SHARES SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
OF HEARTLAND FINANCIAL USA, INC. TO BE HELD ON MAY 19, 2010

The undersigned hereby appoints Lynn B. Fuller and John K. Schmidt, or either one of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of common shares that the undersigned would be entitled to vote if then personally present at the annual meeting of stockholders of Heartland Financial USA, Inc., to be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on the 19th day of May, 2010, at 6:00 p.m., local time, or any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as follows:

1. **ELECTION OF DIRECTORS** – The Board of Directors recommends a vote FOR the election of the following director nominees:

Class II Directors (Term Expires 2013):

	For	Withhold
Mark C. Falb	☐	☐
John K. Schmidt	☐	☐
James R. Hill	☐	☐

2. **RATIFY THE APPOINTMENT OF KPMG LLP** as Heartland Financial USA, Inc.'s independent registered public accounting firm for the year ending December 31, 2010. The Board of Directors recommends a vote FOR this proposal:

For	Against	Abstain
☐	☐	☐

3. **APPROVE EXECUTIVE COMPENSATION (advisory vote)** related to the compensation of Heartland executives. The Board of Directors recommends a vote FOR this proposal:

For	Against	Abstain
☐	☐	☐

4. **CONSIDER ALL OTHER MATTERS that may properly come before said meeting and any adjournments or postponements thereof.**

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1 and FOR PROPOSALS 2 and 3.

SIGNATURE: ______________________________

____

DATE: ______________________________, 2010

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.